AGREEMENT

THIS AGREEMENT, made and entered into this 3rd day of April, 2006, by and between CHICAGO MERCANTILE EXCHANGE Inc. (“Employer”), a Delaware Business Corporation, having its principal place of business at 30 South Wacker Drive, Chicago, Illinois, and CRAIG S. DONOHUE (“Employee”).

RECITALS:

WHEREAS, on November 7, 2003, Employer and Employee entered into an agreement (the “Prior Agreement”) whereby Employer agreed to employ Employee as Chief Executive Officer (“CEO”) and Employee accepted such employment; and

WHEREAS, the Prior Agreement expires on December 31, 2006, and Employer has an interest in ensuring continuity of its leadership; and

WHEREAS, Employer wishes to continue the services of Employee in the capacity of Chief Executive Officer upon the terms and conditions hereinafter set forth and Employee wishes to accept such employment; and

WHEREAS, it is desirable that the Prior Agreement be replaced by this Agreement so that, on and after the date of this Agreement, this Agreement shall contain the terms and conditions governing the employment of Employee in the capacity as Chief Executive Officer of Employer;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties mutually agree as follows:

1. Employment. Subject to the terms of the Agreement, Employer hereby agrees to continue to employ Employee during the Agreement Term as Chief Executive Officer and Employee hereby accepts such employment. Employee shall report to Employer’s Board of Directors, or any successor to the Board of Directors (hereinafter, “Board” shall mean the Board of Directors of Employer and/or any successor thereto). The duties and responsibilities of Employee and his relations with the Board, its Chairman and its officers shall be consistent with the practice during his term as CEO to date. Employee’s duties shall include, but not be limited to, the performance of all duties associated with executive oversight and management of Employer. Employee will provide such business and professional services in the performance of his duties that are consistent with Employee’s position as Chief Executive Officer, and as shall reasonably be assigned to him by the Board. Employee shall devote his full time, ability and attention to the business of Employer during the Agreement Term. During the Agreement Term, Employee shall continue to hold the vested and unvested 8,200 shares that have been granted to him and will hold any additional shares granted to him until such time as Employee holds a total of 10,000 vested or unvested shares of the Company’s common stock.

Notwithstanding anything to the contrary contained herein, nothing in the Agreement shall preclude Employee from participating in the affairs of any governmental, educational or other charitable institution, engaging in professional speaking and writing activities, and/or serving as a member of the board of directors of a publicly held corporation (except for a competitor of Employer), provided Employee notifies the Board prior to his participating in any such activities and as long as the Board does not determine that any such activities interfere with or diminish Employee’s obligations under the Agreement. Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities, in addition to the compensation and other benefits payable to him under the Agreement, but shall disclose such fees to Employer.

2. Agreement Term. Employee shall be employed hereunder for a term commencing on January 1, 2006, and expiring on December 31, 2009, unless sooner terminated as herein provided (“Agreement Term”). The Agreement Term may be extended or renewed only by the mutual written agreement of the parties.

3. Compensation.

(a) Annual Base Salary. Effective January 1, 2006, and continuing through December 31, 2009, Employer shall pay to Employee a base salary at a rate not less than $850,000 per year (“Base Salary”), payable in accordance with Employer’s normal payment schedule. During the Agreement Term, the Compensation Committee of the Board shall review the Base Salary for increase at such time as the salaries of senior officers of the company are reviewed generally, and in any event at least annually.

(b) Bonuses. Employee shall be eligible to participate in Employer’s Annual Incentive Plan (the “AIP”) as in existence or as amended from time to time in accordance with its terms. Employee’s target annual incentive shall be at least 100% of his Base Salary (“AIP Target”) and a maximum annual incentive of not more than 150% of his Base Salary. Any amendment of the AIP shall not diminish Employee’s target incentives relative to the target incentives of the other members of the management team.

(c) Equity Compensation. Employee shall be eligible to participate in Employer’s Equity Incentive Plan (“EIP”), as in existence or as amended from time to time, in accordance with the terms of the Plan for executives in the Office of the CEO, with a target grant of not less than 300% of his Base Salary (“EIP Target”). The grant shall be satisfied in the following manner: (i) 15% of the EIP Target amount in the form of restricted stock; and (ii) 85% of the EIP Target amount in the form of non-qualified stock options. Any amendment of the EIP shall not diminish Employee’s target grant relative to the target grants of the other executives in the Office of the CEO.

(d) If a “Change of Control” (as defined in Employer’s Amended and Restated Omnibus Stock Plan (“Plan”)) occurs prior to the Employee’s termination of employment with Employer, all options and shares previously granted to Employee, which have not fully vested, whether pursuant to this Agreement, the Prior Agreement or otherwise, will have vesting accelerated so as to fully vest one year from the date of a Change in Control provided that Employee does not materially violate any provision of the Agreement in which case Employee shall not be entitled to any options or shares which had not fully vested prior to a Change in Control. Employee may exercise all other vested options in accordance with the terms of the Plan. Thereafter, the options will continue to be subject to the terms, definitions and provisions of the Plan and any related option agreement. If Employee is involuntarily terminated without Cause or resigns with Good Reason within sixty (60) days prior to a Change of Control or anytime within the one year after a Change of Control, all unvested options and shares held by the Employee on the date of Change of Control which would have been granted to Employee had the Employee been employed on the date of Change of Control shall become granted and 100% vested.

4. Benefits. Employee shall be entitled to insurance, vacation and other employee benefits and perquisites commensurate with his position in accordance with Employer’s policies for executives in effect from time to time. Without limiting the generality of the immediately preceding sentence, for each year during the Term of this Agreement, Employee shall be entitled to the following fully vested benefit accruals (or cash equivalents if said plans are terminated): (a) an annual accrual under the Chicago Mercantile Exchange Supplemental Executive Retirement Plan equal to three percent of his annual base pay and accrued AIP payment, and (b) “make-whole” accruals under Employer’s Senior Management Supplemental Deferred Savings Plan equal to the amount of 401(k) Savings Plan Discretionary Contribution or CME Pension Plan contributions that would have been accrued under such plans but for the Internal Revenue Code limitation on compensation that can be considered under a qualified retirement plan. Employee acknowledges receipt of a summary of Employer’s employee benefits policies in effect as of the date of this Agreement

5. Expense Reimbursement. During the Agreement Term, Employer shall reimburse Employee, in accordance with Employer’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.

6. Termination.

(a) Death. Upon the death of Employee, this Agreement shall automatically terminate and all rights of Employee and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except for compensation which shall have accrued to the date of death, including accrued Base Salary and a prorated AIP Target payment for the year of termination, and other employee benefits to which Employee is entitled upon his death, in accordance with the terms of the plans and programs of Employer including without limitation any accrued, but unpaid, AIP or EIP payments attributable to completed fiscal years.

(b) Disability. Employer may, at its option, terminate this Agreement upon written notice to Employee if Employee, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for a continuous period of 90 days or any 120 days within any 12-month period. Upon such termination, all obligations of Employer hereunder shall cease, except for payment of accrued Base Salary and a prorated AIP Target payment for the year of termination, and other employee benefits to which Employee is entitled upon his termination hereunder, in accordance with the terms of the plans and programs of Employer, including without limitation any accrued, but unpaid, AIP or EIP payments attributable to completed fiscal years. In the event of any dispute regarding the existence of Employee’s disability hereunder, the matter shall be resolved as follows: (1) by the determination of a physician selected by the Board; (2) Employee shall have the right to challenge that determination by presenting a contrary determination from a physician of his choice; (3) in such event, a physician selected by agreement of the Employee and the Board will make the final determination. The Employee shall submit to appropriate medical examinations for purposes of making the medical determinations hereunder.

(c) Cause. Employer may, at its option, terminate Employee’s employment under this Agreement for Cause. As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(1)	any bad faith refusal by Employee to perform his duties and responsibilities under this Agreement or material violation of any rule, regulation or guideline imposed by a regulatory or self -regulatory body having jurisdiction over Employer, as determined after investigation by the Board. Employee, after having been given written notice by Employer, shall have seven (7) days to demonstrate to the satisfaction of Employer that Employee has been able to cure or refute such refusal or violation;

(2)	any intentional act of fraud, embezzlement, theft or misappropriation of Employer’s funds by Employee, as determined after investigation by the Board, or Employee’s admission or conviction of or plea of nolo contendere to a felony or of any crime involving fraud, embezzlement, theft or misrepresentation and which the Board reasonably believes has had or will have a detrimental effect on the Company’s reputation or business or the Employee’s reputation;

(3)	any gross negligence or willful misconduct of Employee resulting in a material financial loss or liability to Employer, or damage to the reputation of Employer, as determined after investigation by the Board; or

(4)	any breach by Employee of any one or more of the covenants contained in Section 7, 8 or 9 hereof.

The exercise of the right of Employer to terminate this Agreement pursuant to this Section 6(c) shall not abrogate any other rights or remedies of Employer in respect of the breach giving rise to such termination.

If Employer terminates Employee’s employment for Cause, Employee shall be entitled to accrued Base Salary through the date of the termination of his employment, as well as all other employee benefits to which Employee is entitled upon his termination of employment with Employer, in accordance with the terms of the plans and programs of Employer including without limitation any accrued, but unpaid, AIP or EIP payments attributable to completed fiscal years. Upon termination for Cause, Employee shall forfeit any unvested or unearned compensation or long-term incentives, unless otherwise provided herein or specified in the terms of the plans and programs of Employer.

(d) Termination Without Cause. Upon 30 days prior written notice to Employee, Employer may terminate this Agreement for any reason other than a reason set forth in subsections (a), (b) or (c) of this Section 6. If, during the Agreement Term, Employer terminates the employment of Employee hereunder for any reason other than a reason set forth in subsections (a), (b) or (c) of this Section 6:

(1)	Employee shall be entitled to receive accrued Base Salary through the date of the termination of his employment, and other employee benefits to which Employee is entitled upon his termination of employment with Employer, in accordance with the terms of the plans and programs of Employer including without limitation any accrued, but unpaid, AIP or EIP payments attributable to completed fiscal years; and

(2)	Employee shall receive a one time lump sum severance payment equal to 2 times his Base Salary as of the date of Employee’s termination, subject to Employee’s execution of a general release in a form and of a substance satisfactory to Employer acting in good faith;

(3)	Employee shall be vested in any outstanding awards under the EIP Plan (but shall not participate in any awards subsequent to the date Employee received notice of termination) to the extent that such awards would have vested if Employee had continued as CEO through the termination date of this Agreement; and

(4)	Employee shall be entitled to continued benefits (at substantially the same cost to Employee as determined immediately prior to his last day of employment) under all life, disability, accident and healthcare insurance plans, programs or arrangements in which the Employee was participating immediately prior to such employment termination; provided, however, that if the Employer, acting in good faith, determines that such coverages cannot be provided to the Employee without adverse tax consequences to the Employee (including without limitation under Internal Revenue Code Section 409A), the Employer shall pay the Employee within 15 days of employment termination a lump sum payment equal to 24 times 150% of the monthly group premium, less employee contributions, for such coverages.

(e) Voluntary Termination for Good Reason. Upon 60 days prior written notice to Employer (or such shorter period as may be permitted by Employer), Employee may voluntarily terminate his employment with Employer prior to the end of the Agreement Term for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (1) diminution in Employee’s title, (2) material diminution in Employee’s duties, power or authority that is not cured by Employer within 15 days of Employee providing written notice thereof; provided however, that changes or adjustments in furtherance of the transition from Employee to a successor beginning 18 months prior to the conclusion of this Agreement shall not be treated as a material diminution of Employee’s duties, power or authority; (3) the failure of Employee to be nominated for election to the Board, (4) a Change in Control (as defined in the Plan); (5) without Employee’s express written consent, relocation of Employee’s work situs to a location that is not in the Chicago metropolitan area; or (6) a material breach of this Agreement by Employer that is not cured within 15 days of Employee providing written notice thereof. If Employee exercises his right to terminate under this Section 6(e):

(1)	Employee shall be entitled to receive accrued Base Salary through the date of the termination of his employment, and other employee benefits to which Employee is entitled upon his termination of employment with Employer, in accordance with the terms of the plans and programs of Employer including without limitation any accrued, but unpaid, AIP or EIP payments attributable to completed fiscal years; and

(2)	Employee shall receive a one time lump sum severance payment equal to 2 times his Base Salary as of the date of Employee’s termination, subject to Employee’s execution of a general release in a form and of a substance satisfactory to Employer. acting in good faith;

(3)	Employee shall be vested in any outstanding awards under the EIP Plan; and

(4)	Employee shall be entitled to continued benefits (at substantially the same cost to Employee as determined immediately prior to his last day of employment) under all life, disability, accident and healthcare insurance plans, programs or arrangements in which the Employee was participating immediately prior to such employment termination; provided, however, that if the Employer, acting in good faith, determines that such coverages cannot be provided to the Employee without adverse tax consequences to the Employee (including without limitation under Internal Revenue Code Section 409A), the Employer shall pay the Employee within 15 days of employment termination a lump sum payment equal to 24 times 150% of the monthly group premium, less employee contributions, for such coverages.

(f) Voluntary Termination. Upon 60 days prior written notice to Employer (or such shorter period as may be permitted by Employer), Employee may voluntarily terminate his employment with Employer prior to the end of the Agreement Term for any reason. If Employee voluntarily terminates his employment pursuant to this subsection (f), he shall be entitled to receive accrued Base Salary through the date of the termination of his employment and other employee benefits to which Employee is entitled upon his termination of employment with Employer, in accordance with the terms of the plans and programs of Employer including without limitation any accrued, but unpaid, AIP or EIP payments attributable to completed fiscal years.

(g) Termination of Agreement Term. If the Agreement expires by its terms on December 31, 2009, Employee shall be entitled to receive (i) accrued Base Salary through the date of the termination of his employment, (ii) any accrued, but unpaid, AIP or EIP payments attributable to completed fiscal years and (iii) all other employee benefits to which Employee is entitled upon his termination of employment with Employer, in accordance with the terms of the plans and programs of Employer

(h) Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Employee obtains other employment.

7. Confidential Information and Non-Compete. Employee acknowledges that the successful development of Employer’s services and products, including Employer’s trading programs and systems, current and potential customer and business relationships, and business strategies and plans requires substantial time and expense. Such efforts generate for Employer valuable and proprietary information (“Confidential Information”) which gives Employer a business advantage over others who do not have such information. Confidential information includes, but is not limited to the following: trade secrets, technical, business, proprietary or financial information of Employer not generally known to the public, business plans, proposals, past and current prospect and customer lists, trading methodologies, systems and programs, training materials, research data bases and computer software; but shall not include information or ideas acquired by Employee prior to his employment with Employer if such pre-existing information is generally known in the industry and is not proprietary to Employer.

(a) Employee shall not at anytime during the Agreement Term or thereafter, make use of or disclose, directly or indirectly to any competitor or potential competitor of Employer, or divulge, disclose or communicate to any person, firm, corporation, or other legal entity in any manner whatsoever, or for his own benefit and that of any person or entity other than Employer, any Confidential Information. This subsection shall not apply to the extent Employee remains employed by Employer and is required to disclose Confidential Information to any regulatory agency or as otherwise required by law. This subsection shall not apply following termination for any reason to the extent Employee is required by law to testify in a legislative, judicial or regulatory proceeding, or is otherwise required by law to disclose Confidential Information; provided, however, that following termination for any reason, Employee will promptly notify Employer if Employee is requested by any entity or person to divulge Confidential information, and will use his best efforts to ensure that Employer has sufficient time to intervene and/or object to such disclosure or otherwise act to protect its interests. Employee shall not disclose any Confidential Information while any such objection is pending.

(b) Employee agrees that while employed and for a period of one (1) year following the termination of his employment with Employer for any reason, the Employee will not accept employment with or act or provide services as an independent contractor or consultant for or on behalf of any derivatives exchange or for any person, organization or entity providing clearing services. Employee acknowledges that such restriction is necessary to protect the Confidential Information he learned through his employment with Employer.

(c) Upon termination for any reason, Employee shall return to Employer all records, memoranda, notes, plans, reports, computer tapes and equipment, software and other documents or data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof) and all credit cards, keys and other materials and equipment which are Employer’s property that he has in his possession or control.

(d) If a court holds that the restrictions stated herein are unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

8. Non-solicitation.

(a) General. Employee acknowledges that Employer invests in recruiting and training, and shares Confidential Information with, it its employees. As a result, Employee acknowledges that Employer’s employees are of special, unique and extraordinary value to Employer.

(b) Non-solicitation. Employee further agrees that for a period of one (1) year following the termination of his employment with Employer for any reason he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of Employer to terminate or abandon his or her employment with Employer for any purpose whatsoever.

(c) Reformation. If a court holds that the restrictions stated in this Section 8 are unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

9. Intellectual Property. During the Agreement Term, Employee shall disclose to Employer and treat as confidential information all ideas, methodologies, product and technology applications that he develops during the course of his employment with Employer that relates directly or indirectly to Employer’s business. Employee hereby assigns to Employer his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by Employee or developed or acquired by him during his employment with Employer, which may pertain directly or indirectly to the business of the Employer. Employee shall at any time during or after the Agreement Term, upon Employer’s request, execute, acknowledge and deliver to Employer all instruments and do all other acts which are necessary or desirable to enable Employer to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries with respect to intellectual property developed or which was being developed during Employee’s employment with Employer.

10. Remedies. Employee agrees that given the nature of Employer’s business, the scope and duration of the restrictions in Sections 7, 8 and 9 are reasonable and necessary to protect the legitimate business interests of Employer and do not unduly interfere with Employee’s career or economic pursuits. Employee recognizes and agrees that a breach of any or all of the provisions of Sections 7, 8 and 9 will constitute immediate and irreparable harm to Employer’s business, for which damages cannot be readily calculated and for which damages is an inadequate remedy. Accordingly, Employee acknowledges that Employer shall therefore be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of any such Section. Employee agrees to reimburse Employer for all costs and expenses, including reasonable attorney’s fees and costs, incurred by Employer in connection with the enforcement of its rights under Sections 7, 8 and 9 of this Agreement.

11. Indemnification. To the fullest extent provided by law, Employer will indemnify Employee against and hold him harmless from liabilities of whatsoever kind and nature which may be imposed on, incurred by or asserted against him at any time related to actions taken on behalf of the Employer, including any claims that arise after Employee’s termination of employment for any reason. Employer will purchase Directors and Officer’s insurance coverage that will continue in effect both during the Agreement Term and, while potential liability exists, thereafter.

12. Survival. Sections 7, 8, 9, 10 and 11 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Agreement.

13. Arbitration. Except with respect to Sections 7, 8, and 9 any dispute or controversy between Employer and Employee, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois, in accordance with the following:

(a) Arbitration hearings will be conducted by the American Arbitration Association (“AAA”). Except as modified herein, arbitration hearings will be conducted in accordance with AAA’s employment dispute rules.

(b) State and federal laws contain statues of limitation which prescribe the time frames within which parties must file a law suit to have their disputes resolved through the court system. These same statutes of limitation will apply in determining the time frame during which the parties must file a request for arbitration.

(c) If Employee seeks arbitration, Employee shall submit a filing fee to the AAA in an amount equal to the lesser of the court filing fee charged in the state or federal court in Chicago, Illinois. The AAA will bill Employer for the balance of the filing and arbitrator’s fees.

(d) The arbitrator shall have the same authority to award (and shall be limited to awarding) any remedy or relief that a court of competent jurisdiction could award, including compensatory damages, attorney fees, punitive damages and reinstatement. Employer and Employee may be represented by legal counsel or any other individual at their own expense during an arbitration hearing.

(e) Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(f) Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Employer and Employee.

14. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 14:

If to Employer, to:

Terry Duffy

Chairman, Chicago Mercantile Exchange Inc.

Chicago Mercantile Exchange Inc.

30 South Wacker Drive

Chicago, IL 60606

(312) 930-3100

With a copy to:

Kathleen M. Cronin

Managing Director, General Counsel and Corporate Secretary

Chicago Mercantile Exchange Inc.

30 South Wacker Drive

Chicago, IL 60606

(312) 930-3488

If to Employee, to:

Craig S. Donohue

Chief Executive Officer

Chicago Mercantile Exchange Inc.

30 South Wacker Drive

Chicago, IL 60606

(312) 930-3100

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective, valid and if appropriate, reformed under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof including without limitation the Prior Agreement. No other agreement or amendment to this Agreement shall be binding upon either party including, without limitation, any agreement or amendment made hereafter unless in writing, signed by both parties.

17. Successors and Assigns. This Agreement shall be enforceable by Employee and his heirs, executors, administrators and legal representatives, and by Employer and its successors and assigns.

18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to principles of conflict of laws.

19. Acknowledgment. Employee acknowledges that he has read, understood, and accepts the provisions of this Agreement.

20. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CHICAGO MERCANTILE EXCHANGE	CRAIG S. DONOHUE
/s/ Terrence A. Duffy	/s/ Craig S. Donohue

By: TERRENCE A. DUFFY CHAIRMAN	By: CRAIG S. DONOHUE CHIEF EXECUTIVE OFFICER

Date: April 3, 2006	Date: April 3, 2006